COMPLIANCE SYSTEMS CORPORATION
Promissory Note

$24,750.00	March 2, 2009
Garden City, New York

For Value Received, the undersigned, Compliance Systems Corporation, a Nevada corporation (together with its successors and assigns, the “Maker”), hereby promises to pay to the order of Pretect, Inc., formally known as Sesen Business Regeneration, Inc., a Florida corporation (the “Payee”), the principal sum of $24,750.00 (the “Principal Amount”) pursuant to the terms and conditions hereinafter set forth in this promissory note (this “Note”).

1.           Interest Rate.  Until an Event of Default (as defined in Section 3 below) shall have occurred, the Principal Amount evidenced by this Note shall not bear any interest.

2.           Payment Date; Payment Method.

 (a)           Payment Dates.  The Principal Amount shall be payable in twelve equal monthly installments of $2,062.50, each due on the first business day of each calendar month, commencing on April 1, 2009 and continuing on the first business day of each month thereafter through and including March 1, 2010 (the “Maturity Date”).  Upon payment in full of the Principal Amount, the Payee shall mark this Note “CANCELLED” and return this Note as so marked to the Maker within five days after such payment in full is received.  For purposes of this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(b)           Payment Method.  Payment of the Principal Amount shall be made by check, tendered to the Payee, via postage-paid, first class mail, at the address for the giving of notices to Payee as set forth in Section 7 of this Note.

(c)           Prepayment. The Maker may prepay, without premium or penalty of any kind, all or any portion of the outstanding Principal Amount due under this Note prior to the Maturity Date in its sole discretion.  Notwithstanding anything to the contrary contained in this Note, in the event that Maker shall, at any time prior to October 1, 2009, receive sufficient funding, whether in the form of debt or equity financing or other, in an amount aggregating, since the date of this Note, to at least $2.5 million (the “Threshold Amount”), then the outstanding amount due under this Note as of the date (the “Threshold Amount Attainment Date”) of attaining the Threshold Amount shall be paid in six equal monthly installments commencing the third business day immediately following the Threshold Amount Attainment Date.

3.           Default; Acceleration.  Upon the occurrence of an Event of Default (as such capitalized term is defined in this Note), the entire unpaid Principal Amount shall immediately become due and payable and shall bear interest until fully paid computed at the rate of 7% per annum, compounded monthly (with the accrual of such interest commencing on the occurrence of such Event of Default).  For the purposes of this Note, the capitalized term "Event of Default" shall mean the occurrence of any one or more of the following events:

(a)           Failure by Maker to make a payment of any sum when due under this Note, which failure is not cured within ten business days following delivery of written notice from Payee to Maker of such failure;
(b)           If by order of a court of competent jurisdiction, a trustee, receiver, custodian, liquidator, agent or other similar official of Maker’s property or any part thereof, shall be appointed and such other shall not be discharged or dismissed within 90 days after such appointment;
(c)           If Maker shall file a petition in bankruptcy or for an arrangement or for reorganization pursuant to the Federal Bankruptcy Act or any similar law, federal or state, or if, by decree of a court of competent jurisdiction, Maker shall be adjudicated a bankrupt, or be declared insolvent, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any part of its property; or
(d)           If any of the creditors of Maker shall file a petition in bankruptcy against Maker pursuant to the Federal Bankruptcy Act or any similar law, federal or state, and if such petition shall not be discharged or dismissed within 90 days after the date on which such petition was filed.

4.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of both the Maker and the Payee.

5.           Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of maturity or acceleration of the outstanding Principal Amount, shall the amount paid or agreed to be paid to the Payee hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law.  If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit.  The provisions of this Section 5 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Maker and the Payee entered into in connection with this Note.

6.           Governing Law; Jurisdiction.  This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State’s conflicts of laws principles.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this Note shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau, or the U.S. District Court for the Eastern District of New York.  Each of the Maker and Payee hereby submit themselves to the jurisdiction of any such court, and agree that service of process on them in any such action, suit or proceeding may be affected by the means by which notices are to be given pursuant to Section 7 of this Note.

7.           Notices.  Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given if (a) personally delivered, against written receipt therefor, (b) forwarded by pre-paid certified or registered mail, return receipt requested, or (c) forwarded via a nationally recognized overnight courier service (e.g., Federal Express, USPS Express Mail, UPS, DHL, etc.) to the party to which such notice or other communication is required by this Note to be given, at the address of such parties as follows:

If to the Maker, to:	Dean Garfinkel, President
Compliance Systems Corporation
90 Pratt Oval
Glen Cove, New York 11542

with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530

If to the Payee, to:	Lisette Ruch, President
Pretect, Inc.
400 South Country Road
Brookhaven, New York 11719

or at such other address as such party shall furnish to the other party in accordance with this Section 7.  Notices and other communications delivered personally shall be deemed given as of the date of actual receipt; mailed notices and other communications shall be deemed given as of the date three business days following such mailing; and notices and other communications sent via overnight courier service shall be deemed given as of the date one business day after delivery to such courier service.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

Compliance Systems Corporation

By:	/s/ Dean Garfinkel
Dean Garfinkel, President